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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Portal Software, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
736126 30 1
(CUSIP Number)
December 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Person Authorized to Receive Notices and Communications:
Mark S. Solomon, Esq.
Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
(214) 659-4400

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	736126 30 1	Page	2	of	21

1	NAMES OF REPORTING PERSONS: WS Capital, L.L.C.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		1,105,620

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,105,620

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,105,620

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	2.6%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	HC/OO

*	Based on 42,837,131 shares of common issued and outstanding on April 20, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q filed on April 25, 2005.

CUSIP No.	736126 30 1	Page	3	of	21

1	NAMES OF REPORTING PERSONS: WS Capital Management, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		1,105,620

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,105,620

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,105,620

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	2.6%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IA/PN

*	Based on 42,837,131 shares of common issued and outstanding on April 20, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q filed on April 25, 2005.

CUSIP No.	736126 30 1	Page	4	of	21

1	NAMES OF REPORTING PERSONS: WSV Management, L.L.C.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		253,800

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		253,800

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	253,800

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.6%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IA/OO

*	Based on 42,837,131 shares of common issued and outstanding on April 20, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q filed on April 25, 2005.

CUSIP No.	736126 30 1	Page	5	of	21

1	NAMES OF REPORTING PERSONS: WS Ventures Management, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		253,800

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		253,800

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	253,800

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.6%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	HC/PN

*	Based on 42,837,131 shares of common issued and outstanding on April 20, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q filed on April 25, 2005.

CUSIP No.	736126 30 1	Page	6	of	21

1	NAMES OF REPORTING PERSONS: Reid S. Walker

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		1,359,420

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,359,420

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,359,420

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.2%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	HC/IN

*	Based on 42,837,131 shares of common issued and outstanding on April 20, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q filed on April 25, 2005.

CUSIP No.	736126 30 1	Page	7	of	21

1	NAMES OF REPORTING PERSONS: G. Stacy Smith

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		1,359,420

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,359,420

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,359,420

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.2%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	HC/IN

*	Based on 42,837,131 shares of common issued and outstanding on April 20, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q filed on April 25, 2005.

CUSIP No.	736126 30 1	Page	8	of	21

1	NAMES OF REPORTING PERSONS: Patrick P. Walker

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		253,800

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		253,800

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	253,800

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.6%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	HC/IN

*	Based on 42,837,131 shares of common issued and outstanding on April 20, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q filed on April 25, 2005.

CUSIP No.	736126 30 1	Page	9	of	21

1	NAMES OF REPORTING PERSONS: BC Advisors, LLC

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		1,051,600

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,051,600

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,051,600

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	2.4%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	HC/CO

*	Based on 42,837,131 shares of common issued and outstanding on April 20, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q filed on April 25, 2005.

CUSIP No.	736126 30 1	Page	10	of	21

1	NAMES OF REPORTING PERSONS: SRB Management, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		1,051,600

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,051,600

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,051,600

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	2.4%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IA/PN

*	Based on 42,837,131 shares of common issued and outstanding on April 20, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q filed on April 25, 2005.

CUSIP No.	736126 30 1	Page	11	of	21

1	NAMES OF REPORTING PERSONS: Steven R. Becker

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		1,051,600

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,051,600

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,051,600

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	2.4%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	HC/IN

*	Based on 42,837,131 shares of common issued and outstanding on April 20, 2005, as reported by the issuer in its Quarterly Report on Form 10-Q filed on April 25, 2005.

     This Amendment No. 1 to Schedule 13G relates to the common stock (“Common Stock”) of Portal Software, Inc. acquired by (i) WS Capital, L.L.C., a Texas limited liability company (“WS Capital”), for the account of (1) Walker Smith Capital, L.P., a Texas limited partnership (“WSC”), (2) Walker Smith Capital (Q.P.), L.P., a Texas limited partnership (“WSCQP”), (3) Walker Smith International Fund, Ltd., a British Virgin Islands exempted company (“WS International”) and (4) HHMI Investments, L.P., a Delaware limited partnership (“HHMI”), (ii) WSV Management, L.L.C., a Texas limited liability company (“WSV”), for the account of (1) WS Opportunity Fund, L.P., a Texas limited partnership (“WSO”), (2) WS Opportunity Fund (Q.P.), L.P., a Texas limited partnership (“WSOQP”), and (3) WS Opportunity Fund International, Ltd., a Cayman Islands exempted company (“WSO International”), and (iii) BC Advisors, LLC, a Texas limited liability company (“BCA”), for the account of (1) SRB Greenway Capital, L.P., a Texas limited partnership (“SRBGC”), (2) SRB Greenway Capital (Q.P.), L.P., a Texas limited partnership (“SRBQP”), and (3) SRB Greenway Offshore Operating Fund, L.P., a Cayman Islands limited partnership (“SRB Offshore”). WS Capital is the general partner of WS Capital Management, L.P., a Texas limited partnership (“WSC Management”), which is the general partner of WSC and WSCQP and the investment manager for WS International and the investment manager for HHMI. WSV is the general partner of WS Ventures Management, L.P., a Texas limited partnership (“WSVM”), which is the general partner of WSO and WSOQP and the agent and attorney-in-fact for WSO International. Reid S. Walker and G. Stacy Smith are principals of WS Capital and WSV, and Patrick P. Walker is a principal of WSV. BCA is the general partner of SRB Management, L.P., a Texas limited partnership (“SRB Management”), which is the general partner of SRBGC, SRBQP and SRB Offshore. Steven R. Becker is the sole principal of BCA. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time. Each of the reporting persons hereby expressly disclaims membership in a “group” under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the shares of Common Stock reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group.

Item 1(a)	Name of Issuer:

Portal Software, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

10200 South De Anza Boulevard
Cupertino, CA 95014

Item 2(a)	Names of Persons Filing:

See Item 1 of each cover page.

Item 2(b)	Address of Principal Business Offices:

300 Crescent Court, Suite 1111
Dallas, Texas 75201

Item 2(c)	Citizenship:

See Item 4 of each cover page.

Item 2(d)	Title of Class of Securities:

Common Stock, par value $0.001 per share

Item 2(e)	CUSIP Number:

736126 30 1

Item 3	Status of Persons Filing:

	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4	Ownership:
	(a)	Reid S. Walker and G. Stacy Smith are the beneficial owners of 1,359,420 shares of Common Stock, which includes (i) 1,105,620 shares beneficially owned by WS Capital and WSC Management for the accounts of WSC, WSCQP, WS International and HHMI, and (ii) 253,800 shares beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International.

Patrick P. Walker is the beneficial owner of 253,800 shares of Common Stock owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International.

WS Capital and WSC Management are the beneficial owners of 1,105,620 shares of Common Stock for the accounts of WSC, WSCQP, WS International and HHMI.

WSV and WSVM are the beneficial owners of 253,800 shares of Common Stock for the accounts of WSO, WSOQP and WSO International.

Steven R. Becker is the beneficial owner of 1,051,600 shares of Common Stock beneficially owned by BCA and SRB Management for the accounts of SRBGC, SRBQP and SRB Offshore.

BCA and SRB Management are the beneficial owners of 1,051,600 shares of Common Stock for the accounts of SRBGC, SRBQP and SRB Offshore.

	(b)	Percent of class:

See Item 11 of each cover page.

	(c)	Number of shares as to which each person has:
		(i)	sole power to vote or to direct the vote:

See Item 5 of each cover page.

		(ii)	shared power to vote or to direct the vote:

See Item 6 of each cover page.

		(iii)	sole power to dispose or to direct the disposition of:

See Item 7 of each cover page.

		(iv)	shared power to dispose or to direct the disposition of:

See Item 8 of each cover page.

Item 5	Ownership of 5% or Less of a Class:

Not applicable.

Item 6	Ownership of More than 5% on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

WSC Management is an investment adviser registered with the State of Texas and, as such, has beneficial ownership of the securities held by its clients, WSC, WSCQP, WS International and HHMI. WS Capital is the general partner of WSC Management. Reid S. Walker and G. Stacy Smith are the sole principals of WS Capital, and therefore exercise investment discretion and control with respect to the shares of Common Stock owned by WSC Management’s clients.

WSV is an investment adviser registered with the State of Texas and is the general partner of WSVM and, as such, has beneficial ownership of the securities held by its clients, WSO, WSOQP and WSO International. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are the sole principals of WSV, and therefore exercise investment discretion and control with respect to the shares of Common Stock owned by WSV’s clients.

SRB Management is an investment adviser registered with the State of Texas and, as such, has beneficial ownership of the securities held by its clients, SRBGC, SRBQP and SRB Offshore. BCA is the general partner of SRB Management. Steven R. Becker is the sole principal of BCA, and therefore exercises investment discretion and control with respect to the shares of Common Stock owned by SRB Management’s clients.

Item 8	Identification and Classification of Members of the Group:

Not applicable.

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 14, 2006

WS CAPITAL, L.L.C.
By:	/s/ Reid S. Walker
Reid S. Walker, Member

WS CAPITAL MANAGEMENT, L.P. By: WS Capital, L.L.C., its general partner
By:	/s/ Reid S. Walker
Reid S. Walker, Member

WSV MANAGEMENT, L.L.C.
By:	/s/ Reid S. Walker
Reid S. Walker, Member

WS VENTURES MANAGEMENT, L.P. By: WSV Management, L.L.C., its general partner
By:	/s/ Reid S. Walker
Reid S. Walker, Member

/s/ Reid S. Walker
REID S. WALKER

/s/ G. Stacy Smith
G. STACY SMITH

/s/ Patrick P. Walker
PATRICK P. WALKER

BC ADVISORS, LLC
By:	/s/ Steven R. Becker
Steven R. Becker, Member

SRB MANAGEMENT, L.P. By: BC Advisors, LLC, its general partner
By:	/s/ Steven R. Becker
Steven R. Becker, Member

/s/ Steven R. Becker
STEVEN R. BECKER

EXHIBITS

Exhibit 1	Joint Filing Agreement, dated February 14, 2006, entered into by and among WS Capital, L.L.C., WS Capital Management, WSV Management, L.L.C., WS Ventures Management, L.P., Reid S. Walker, G. Stacy Smith, Patrick P. Walker, BC Advisors, LLC, SRB Management, L.P., and Steven R. Becker.